EXHIBIT 99.1

January 28, 2010

RE: RECENT SEATTLE BANK STOCK TRANSACTIONS

Dear Seattle Bank Members,

With fourth-quarter and year-end 2009 financial reporting well underway, we have received calls from several of our members inquiring about recent transactions of Federal Home Loan Bank of Seattle (Seattle Bank) stock. These members have raised the question based on their need to evaluate their Seattle Bank investment for accounting and disclosure purposes.

In response to these requests, we are pleased to provide the following information regarding the Seattle Bank’s capital stock activity during 2009. Please note that Seattle Bank stock transactions typically occur between the bank and a member, but some transactions between or among members are permissible under certain circumstances and have occurred. All Seattle Bank stock transactions have occurred at $100 per share.

	For the Three Months Ended 12/31/09		For the Year Ended 12/31/09
Capital Stock Activity	Class B	Class A	Class B	Class A
(in thousands)
New member capital stock purchases	$227		$6,187
Existing member capital stock purchases	$1,074		$5,125	$19,5355
Transfers of capital stock between unaffiliated members			$381

During 2009, 13 institutions became members of the cooperative and purchased membership stock in the Seattle Bank. Four of the new member stock purchases occurred in the fourth quarter. In addition, three Seattle Bank members rescinded their requests for membership withdrawal in 2009. We believe this membership activity reflects the all-in value of an investment in the Seattle Bank.

Unlike a traditional equity investment, Seattle Bank stock—like all FHLBank stock—can be purchased and sold only at par. It is offered to members and entities approved for membership to provide access to a variety of financial products and services, including: liquidity, a variety of funding options to facilitate asset/liability management, grants and loans for affordable housing and community economic development, and a range of related educational programming.

We value your Seattle Bank membership and encourage your use of our products and services. Please feel free to contact me, any member of the Seattle Bank’s senior management team, or your Seattle Bank relationship manager with any questions.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono

President and Chief Executive Officer